Cohen & Co

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 13, 2026, relating to the financial statements and financial highlights of Bretton Fund, a series of PFS Funds, which are included in Form N-CSR for the year ended December 31, 2025, and to the references to our firm under the headings “Other Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Greenwood Village, Colorado

April 24, 2026